UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

PTC THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Corporate Court South Plainfield, NJ	07080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 222-7000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 14, 2015, PTC Therapeutics, Inc. (the “Company”) completed its previously announced private offering of $150,000,000 aggregate principal amount of its 3.00% convertible senior notes due 2022 (“Notes”) and entered into an indenture (the “Indenture”) with U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), governing the Notes.  The Notes were sold in a private placement to several initial purchasers, for resale only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The aggregate principal amount of Notes sold reflects the exercise in full by the initial purchasers of the Notes of their option to purchase up to an additional $25 million in aggregate principal amount of the Notes.

The Company estimates that the net proceeds from the offering will be approximately $145.2 million, after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company.

The Notes will bear cash interest at a rate of 3.00% per year, payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2016. The Notes will mature on August 15, 2022.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding February 15, 2022 only under the following circumstances: (1) during any calendar quarter commencing on or after September 30, 2015 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the ‘‘measurement period’’) in which the trading price (as defined in the Indenture governing the Notes) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; (3) during any period after the Company has issued notice of redemption until the close of business on the scheduled trading day immediately preceding the relevant redemption date; or (4) upon the occurrence of specified corporate events. On or after February 15, 2022, until the close of business on the business day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or any combination thereof at the Company’s election.

The conversion rate for the Notes will initially be 17.7487 shares of the Company’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $56.34 per share of the Company’s common stock. The initial conversion price of the Notes represents a premium of approximately 30.0% to the last reported sale price per share of the Company’s common stock of $43.34 per share on August 10, 2015, the business day immediately prior to date that the Company priced the private offering of the Notes. The conversion rate is subject to adjustment in customary circumstances such as stock splits or similar changes to the Company’s capitalization. If certain corporate events described in the Indenture occur prior to the maturity date, or if we call the Notes for redemption, the conversion rate will be increased for a holder who elects to convert its Notes in connection with such corporate event in certain circumstances.

The Company may not redeem the Notes prior to August 20, 2018.  The Company may redeem for cash all or any portion of the Notes, at its option, on or after August 20, 2018, if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect on the last trading day of, and for at least 19 other trading days (whether or not consecutive) during, any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to periodically redeem or retire the Notes.

If the Company undergoes a fundamental change (as defined in the Indenture governing the Notes), subject to certain conditions, holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are senior unsecured obligations of the Company and will rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to the Company’s existing and future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) incurred by the Company’s subsidiaries.

The Indenture governing the Notes contains customary events of default with respect to the Notes, including that upon certain events of default (including the Company’s failure to make any payment of principal or interest on the Notes when due and payable) occurring and continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may (subject to the provisions of the Indenture) declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving the Company or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the terms of the Indenture, filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The Notes were sold to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act for resale to qualified institutional buyers pursuant to Rule 144A of the Securities Act. The Company does not intend to file a shelf registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. Additional information pertaining to the Notes and the shares of common stock issuable upon conversion of the Notes is contained in Item 1.01 of this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC THERAPEUTICS, INC.

Date: August 14, 2015	By:	/s/ Shane Kovacs
Shane Kovacs
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture (including Form of Notes), dated as of August 14, 2015, by and between PTC Therapeutics, Inc. and U.S. Bank National Association, a national banking association, as trustee